Exhibit 10.12

USA COMPRESSION PARTNERS, LP

ANNUAL CASH INCENTIVE PLAN

Set forth below is a description of the Annual Cash Incentive Plan (the “Plan”) of USA Compression Partners, LP (the “Partnership”) and its, and its general partner’s, subsidiaries (collectively, “USAC”).  The Plan includes management personnel (at or above director level) plus other selected key personnel of USAC. For each Plan participant who also maintains an employment agreement with USAC, their potential Plan bonus will be governed both by the Plan and their respective employment agreement.  The compensation committee (the “Committee”) of the Board of Directors (the “Board”) of USA Compression GP, LLC, the general partner of the Partnership (the “General Partner”), will act as the administrator of the Plan under the supervision of the full Board, and will have the discretion to amend, modify or terminate the Plan at any time upon approval by the Board.

The Board will set a target bonus amount (the “Target Bonus”) for each eligible individual (as indentified by the Chief Executive Officer of the General Partner) prior to or during the first quarter of the calendar year.  The Target Bonus will be subject to the satisfaction of both a Partnership performance goal and an individual performance goal.  Fifty percent (50%) of the Target Bonus will be subject to the Partnership’s achievement of its budgeted adjusted distributable cash flow level (“Adjusted DCF”) for the year, as determined by the Board.  Payouts with respect to the portion of the bonus subject to Adjusted DCF (the “Adjusted DCF Bonus”) will not occur unless the Partnership has satisfied the threshold set for Adjusted DCF.  The threshold, target and maximum requirements for the Adjusted DCF target for each year, as well as the portion of the Adjusted DCF Bonus that would become payable if performance was satisfied for the year, are set forth below:

Levels of Adjusted DCF Bonus	Adjusted DCF as a Percentage of Budgeted Adjusted DCF for the 2014 Year	Percentage of Adjusted DCF Bonus that would be Paid
Threshold	80%	50%
Target	100%	100%
Maximum	110%	200%

If Adjusted DCF performance falls in between threshold and target, or between target and maximum, the amounts payable will be adjusted ratably using straight line interpolation.  If Adjusted DCF is satisfied above maximum levels, the potential payment of the Adjusted DCF Bonus will be capped at the maximum level of 200%.

The remaining fifty percent (50%) of the Target Bonus will be subject to individual objectives specific to each eligible individual’s role at USAC (the “Individual Bonus”).  The individual objectives will be agreed upon in advance between the employee and his/her immediate supervisor (or, with respect to the Chief Executive Officer, between the Board and the Chief Executive Officer) that address the key priorities for that individual’s position.  They may include key operating objectives as well as personal development criteria.  The Individual Bonus will be subject to a maximum payout of 100% of the targeted Individual Bonus amount, although the Board will have discretion to pay out smaller amounts ranging from 0% to 100%, at their sole discretion, after analyzing the individual’s personal performance for the year.

In the aggregate, the maximum amount payable with respect to a Target Bonus under the Plan will be 150%, as the Adjusted DCF Bonus will be capped at 200% of target and the Individual Bonus will be capped at 100% of target.  Target Bonuses, if any, shall be paid within one week following delivery by the Partnership’s independent auditor of the audit of the Partnership’s financial statements for the year in which the Target Bonus relates, but in no case later than March 15 of the year following the year in which the Target Bonus relates.